UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
      12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
       FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.


                                    333-43128
                                   333-43128-1
                                   333-43128-2
                                   333-43128-3
                             Commission File Number

                         BMW VEHICLE LEASE TRUST 2000-A
                              BMW AUTO LEASING LLC
                        FINANCIAL SERVICES VEHICLE TRUST
                              BMW MANUFACTURING LP
             (Exact name of registrant as specified in its charter)

                             300 CHESTNUT RIDGE ROAD
                            WOODCLIFF LAKE, NJ 07677
                            TELEPHONE: (201) 307-4000
                    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    ASSET BACKED SENIOR NOTES: CLASS A-1, CLASS A-2, CLASS A-3 AND CLASS A-4

            (Title of each class of securities covered by this Form)

                                      NONE

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ ]             Rule 12h-3(b)(1)(i)  [X]

              Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]

              Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]

              Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]

                                                   Rule 15d-6           [X]
           Approximate number of holders of record as of the certification or notice date: NONE
                       -------

           Pursuant to the requirements of the Securities Exchange Act of 1934, BMW Vehicle Lease Trust 2000-A, BMW Auto Leasing LLC, Financial Services Vehicle Trust and BMW Manufacturing LP have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

                                        Signed: BMW Financial Services NA, LLC,
                                        as Servicer

Date:   September 16, 2003               By: /s/ Gerald Holzmann
       -------------------                 -------------------------------------
                                            Gerald Holzmann
                                            Chief Financial Officer